Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Annual Report on Form 10-K/A of NextPlat Corp and Subsidiaries (formerly known as Orbsat Corp) (the “Company”) for the year ended December 31, 2021 of our report dated March 31, 2022 included in its Registration Statements on Form S-1 (No. 333-256583 and 333-253027) relating to the consolidated financial statements.

/s/ RBSM LLP

New York, NY

April 4, 2022